UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: October 5, 2016

Petrolia Energy Corporation
(Exact name of registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

SUDS 90% Interest Acquisition

On the effective date of September 28 2016, Petrolia Energy Corporation (the “Company” or “Rockdale”) acquired a 90% net working interest in the Slick Unit Dutcher Sands field (“SUDS”) located in Creek County, Oklahoma (the “Working Interest”) based on two separate agreements, the Purchase and Sale Agreement and the Share Exchange Agreement, both between the Company and Jovian Petroleum Corporation and its subsidiaries, Jovian Resources, LLC. and SUDS Properties, LLC (together known as “Jovian”).

The SUDS field is located in Creek County, Oklahoma and consists of 2,600 acres. From a prior transaction Petrolia owned a 10% working interest in SUDS. At 100% working interest, based on the Company’s 12-31-2015 reserve report estimates, SUDS has approximately 1.51 million barrels of proven oil equivalent (MMBoe).

The foregoing descriptions of the Purchase and Sale Agreement and Notes do not purport to be complete and are qualified in their entirety by reference to the Purchase and Sale Agreement and Notes, copies of which are attached hereto as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation

Purchase and Sale Agreement (50%)

As described above under Item 2.01, the Company issued two notes for a combined value of $4,000,000 in exchange for a cumulative 50% working interest in SUDS.

One note is a Promissory Note for $1,000,000 bearing interest at 5% and due on December 31, 2016.  If full payment is not made by December 31, 2016, the buyer will be entitled to extend the Note to March 31, 2017 by making a $10,000 payment in cash prior to maturity.  The Promissory Note is secured by a 12.5% undivided working interest in the SUDS field.  Although the note is due on December 31, 2016, in the event the Company closes and financing related to the SUDS field, 50% of the net proceeds received from the financing will be applied to pay on the Note

The second note is a Production Payment Note for $3,000,000 paid out of twenty percent (20%) of the 50% undivided interest of net revenues received by the Purchaser that are attributable to the SUDS field assets.  The Purchaser shall make the production payments to seller no later than the end of each calendar month.  The Production Payment Note is secured by a 37.5% undivided working interest in the SUDS field.

Item 3.02 Unregistered Sale of Equity Securities.

Share Exchange Agreement (40%)

As described above under Item 2.01, the Company issued 24,308,985 shares of its restricted common stock to Jovian to acquire an additional 40% working interest ownership of SUDS. The purchase price of the shares equates to a $4,373,186 value, based on the $0.1799/share market price of Petrolia’s shares on September 28, 2016 (the effective date of the transaction).

We claim an exemption from registration for the above issuances and grants pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuances and grants did not involve a public offering, the recipients were (a) “accredited investors”; (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities; and/or (c) were officers and/or directors of the Company, the recipients acquired the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. No underwriters or agents were involved in the foregoing sales or issuances and we paid no underwriting discounts or commissions. The securities were subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

10.1*
Purchase and Sale Agreement effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

10.2*	Assignment and Transfer of Interest (50%) effective September 28, 2016 between Petrolia Energy Corporation and Jovian Petroleum Corporation
10.3*
Share Exchange Agreement effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 40% Net Working Interest in the Slick Unit Dutcher Sands

10.4*
Promissory Note ($1M) effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

10.5*
Production Payment Note ($3M) effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrolia Energy Corporation

/s/ Paul Deputy
Paul Deputy
CFO

Date: October 5, 2016

EXHIBIT INDEX

Exhibit No.	Description

10.1*
Purchase and Sale Agreement effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

10.2*	Assignment and Transfer of Interest (50%) effective September 28, 2016 between Petrolia Energy Corporation and Jovian Petroleum Corporation
10.3*
Share Exchange Agreement effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 40% Net Working Interest in the Slick Unit Dutcher Sands

10.4*
Promissory Note ($1M) effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

10.5*
Production Payment Note ($3M) effective September 28, 2016, by and between Jovian Petroleum Corporation and Petrolia Energy Corporation, relating to the 50% Net Working Interest in the Slick Unit Dutcher Sands

* Filed herewith.